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Exhibit 99.2

BIO-key International, Inc.

INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

        We are providing the following unaudited pro forma condensed consolidated financial information of BIO-key International, Inc. (BIO-key) and its acquisition of Public Safety Group, Inc. (PSG) to present the results of operations and financial position of BIO-key had the merger been completed at an earlier date.

        On March 30, 2004, (the Closing Date) BIO-key entered into and completed an Agreement and Plan of Merger (the Merger Agreement) to acquire all of the issued and outstanding common stock of PSG. PSG has operations in Winter Park, Florida and provides wireless solutions for the public safety industry, government agencies and the private sector. PSG's wireless solutions allow law enforcement officers to access State and Federal databases over a wireless network.

        Pursuant to the Merger Agreement, the Company purchased all of the outstanding capital stock of PSG from the former shareholders of PSG in exchange for 2,416,108 shares, at $1.49 per share of our common stock issued to the former shareholders of PSG, 6,000 shares of our common stock issued to Harward Investments, Inc. (Harward) pursuant to an arrangement involving the discharge of certain outstanding debt obligations of PSG to Harward, $500,000 in cash, and the assumption of $600,000 in aggregate net liabilities of PSG. The Merger Agreement provides that any liability or obligation of PSG in excess of such $600,000 limitation will be solely the responsibility of the former shareholders of PSG. Additional earnout consideration, determined as a proportion of qualified revenues, as defined, attained by the Public Safety Division over fiscal years 2004 and 2005, may be paid to the former shareholders of PSG. During 2004, earnout consideration shall be earned at the following rates: Five percent (5%) of all 2004 Qualifying Revenue less than $2 million, less the Accounts Receivable Holdback; as defined; Ten percent (10%) of all 2004 Qualifying Revenue equal to or greater than $2 million but less than $4 million; Twenty percent (20%) of all 2004 Qualifying Revenue equal to or greater than $4 million but less than $7 million; and Thirty percent (30%) of all 2004 Qualifying Revenue equal to or greater than $7 million. During 2005, earnout consideration shall be earned at the following rates: Ten percent (10%) of all 2005 Qualifying Revenue equal to or greater than $7 million but less than $10 million; and Twenty percent (20%) of all 2005 Qualifying Revenue equal to or greater than $10 million. The Company will make payments of such additional consideration on the last day of the month following each month in which the Public Safety Division achieves specified revenue milestones during fiscal years 2004 and 2005. Such payments will be made in cash, unless the aggregate amount of earnout consideration exceeds sixty percent (60%) of the aggregate consideration paid by the Company in the merger transaction. Any such excess amounts will be paid in shares of common stock of the Company priced as of two (2) days prior to the date on which any earnout payment becomes due. In connection with this acquisition, three former employees of PSG, who were also shareholders of PSG, entered into two-year employment agreements with the Company to serve within the Public Safety Division.

        The 2,416,108 shares issued to the former PSG shareholders (the Merger Shares) are subject to escrow provisions contained in the Merger Agreement and a related escrow agreement, which provide for periodic releases of the shares from escrow on a schedule determined primarily by the revenue achieved by the Public Safety Division during fiscal year 2004. The owners of such escrowed shares, however, will continue to enjoy all the rights and privileges attributable to the shares, including, without limitation, the right to vote and receive dividends. The principal terms of such escrow arrangement are as follows:

  •
  One-twelfth (1/12) of the Merger Shares (the Initial Shares) are being held in escrow for the purpose of securing certain prior obligations of PSG to Harward and will be released upon the effectiveness of this registration statement to Harward and the former shareholders of PSG. Specifically, Harward will receive an amount of Initial Shares that is equal to $110,000 divided by the closing price of our common stock as reported by the OT Bulletin Board on such date.

    The balance of the Initial Shares will be concurrently released to the former shareholders of PSG.

  •
  An additional one-twelfth (1/12) of the Merger Shares will be released from the escrow to the former shareholders of PSG on each of June 30, 2004, September 30, 2004 and December 31, 2004.

  •
  The remaining eight-twelfths (8/12) of the Merger Shares (the Remaining Shares) will be released from the escrow to the former shareholders of PSG based on a distribution schedule determined by the license, service and maintenance fee revenue achieved by the Public Safety Division during fiscal year 2004. Specifically, the Remaining Shares will be released according to the following schedule: (i) in the event that such qualifying revenue is less than $2 million, one-twelfth (1/12) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007; (ii) in the event that such qualifying revenue is equal to or greater than $2 million, one-eighth (1/8) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006 and (iii) in the event that such qualifying revenue is equal to or greater than $6 million, one-sixth (1/6) of the Remaining Shares will be released on each of March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006.

  •
  Of the shares remaining in escrow following the effectiveness of this registration statement, those shares owned by former employees of PSG who became employees of the Company by virtue of the merger transaction are subject to repurchase by the Company under certain circumstances involving the termination of such employee's employment. Shares remaining in escrow may also be used to fund indemnification obligations of the former PSG shareholders pursuant to the Merger Agreement.

        The unaudited pro forma condensed consolidated balance sheet of the Company gives effect to the merger as if it had occurred on December 31, 2003 and the unaudited pro forma condensed consolidated statement of operations of the Company gives effect to the merger as if it had occurred on January 1, 2003 for the twelve months ended December 31, 2003.

        The acquisition of PSG is accounted for under the purchase method of accounting in accordance with the Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill and other finite intangible assets are created to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the merger. Based on the preliminary information currently available, we expect to recognize goodwill and other finite intangible assets of approximately $4,600,000. Upon completion of a formal purchase price allocation there may be a decrease in the amount assigned to goodwill and a corresponding increase in tangible or other intangible assets.

        This unaudited pro forma condensed consolidated financial information is based on the estimates and assumptions set forth herein and in the notes thereto. The unaudited pro forma results for the twelve months ended December 31, 2003 have been prepared utilizing (a) the audited financial statements of BIO-key included in Form 10-KSB for the fiscal year ended December 31, 2003; and (b) the audited financial statements of PSG for the twelve months ended December 31, 2003.

        The following unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of (i) the results of operations of the Company that actually would have occurred had the Merger Agreement been consummated on the dates indicated or (ii) the results of operations of the Company that may occur or be attained in the future. The following information is qualified in its entirety by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," BIO-key's audited consolidated financial statements, including the notes thereto contained in its Annual Report on Form 10-KSB for the year ended December 31, 2003, PSG's audited financial statements, including the notes thereto, for the years ended December 31, 2003 and 2002, and other historical financial information appearing elsewhere herein.

BIO-key International, Inc. and Subsidiary

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2003
			Pro Forma Adjustments	Pro Forma Consolidated after PSG Acquisition
	BIO-key	PSG
			(Note 2)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,012,790	$12,628	$(b)(500,000)	$125,418
			(e)(400,000)
Accounts receivable	409,803	50,217		460,020
Advances to stockholder	—	233,184	(a)(233,184)	—
Inventory	65,857	—	—	65,857
Prepaid expenses	165,929	551	—	166,480

Total current assets	1,654,379	296,580	(1,133,184)	817,775
EQUIPMENT, FURNITURE AND FIXTURES—at cost, less accumulated depreciation	60,157	5,555	—	65,712
GOODWILL AND OTHER FINITE INTANGIBLE ASSETS	—	—	(c)4,595,533	4,595,533
OTHER ASSETS	150,206	—	—	150,206

	$1,864,742	$302,135	$3,462,349	$5,629,226

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Note payable	$—	$503,836	$(a)(103,836)	$—
			(e)(400,000)
Advances from stockholder	34,030	—	—	34,030
Accounts payable	351,742	77,823	(a)(39,984)	389,581
Accrued liabilities	173,736	101,125	(a)(89,364)	185,497
Deferred revenue	10,000	105,944	—	115,944

Total current liabilities	569,508	788,728	(633,184)	725,052
LONG-TERM OBLIGATIONS	10,431,223	—		10,431,223
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock—series B 9% Convertible	42	—	—	42
Common stock	212,229	7,811	(d)16,410	236,450
Additional contributed capital	18,327,992	42,840	(d)3,541,879	21,912,711
Accumulated deficit	(27,676,252)	(537,244)	(d)537,244	(27,676,252)

	(9,135,989)	(486,593)	4,095,533	(5,527,049)

	$1,864,742	$302,135	$3,462,349	$5,629,226

BIO-key International, Inc. and Subsidiary

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31, 2003
				Pro Forma Consolidated after PSG Acquisition
			Pro Forma Adjustments
	BIO-key	PSG
			(Note 3)
Revenues
Product sales	$102,007	$—	$—	$102,007
License fees	411,400	821,084	—	1,232,484
Maintenance fees	—	114,577	—	114,577
Technical support and other services	10,694	—	—	10,694

	524,101	935,661	—	1,459,762
Costs and other expenses
Cost of product sales	87,387	—	—	87,387
Cost of technical support and other services	1,694	—	—	1,694
Selling, general and administrative	2,118,122	659,239	(a)411,600	3,188,961
Research, development and engineering	1,037,330	3,024	—	1,040,354

	3,244,533	662,263	411,600	4,318,396

Operating profit (loss)	(2,720,432)	273,398	(411,600)	(2,858,634)
Other income (deductions)
Interest expense	(1,109,786)	(50,244)	(b)50,244	(1,109,786)
Sundry	4,145	102	—	4,247

	(1,105,641)	(50,142)	50,244	(1,105,539)

NET EARNINGS (LOSS)	$(3,826,073)	$223,256	$(361,356)	$(3,964,173)

Basic and diluted earnings (loss) to common stockholders
Net earnings (loss)	$(3,826,073)	$223,256	$(361,356)	$(3,964,173)
Convertible preferred stock dividends and accretion	(136,755)	—	—	(136,755)

Earnings (loss) applicable to common stockholders	$(3,962,828)	$223,256	$(361,356)	$(4,100,928)

Basic and diluted loss per common share
Net loss	$(.22)			$(.20)
Convertible preferred stock dividend and accretion	(.01)			(.01)

Loss applicable per common share	$(.23)			$(.21)

Weighted average number of common shares outstanding	17,543,586			19,965,694

BIO-key International, Inc. and Subsidiary

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Year Ended December 31, 2003

Note 1.

        BIO-key is a publicly held corporation whose newly formed subsidiary acquired all of the outstanding capital stock of PSG. For accounting purposes, this transaction has been treated as an acquisition with the net assets of the acquired company being stated at fair value in accordance with the purchase method of accounting.

Note 2.

        The unaudited pro forma condensed consolidated balance sheet at December 31, 2003 presented herein has been prepared as if the merger of BIO-key and PSG had been consummated on December 31, 2003. Pro forma balance sheet adjustments have been made for the following:

  (a)
  Prior to the acquisition, PSG used advances to shareholders to reduce outstanding debts.

  (b)
  To record the cash consideration of $500,000 paid to the shareholders of PSG at the closing of the acquisition.

  (c)
  To reflect the excess of acquisition cost over the estimated fair value of the net assets acquired (goodwill and other finite intangible assets). The allocation of the purchase price is based on financial information of PSG as of December 31, 2003. There might be further adjustments to the purchase price allocation upon finalization of financial information as of the date of the merger. However, we do not believe that the final purchase price allocation will have a material impact on our pro forma results of operations or financial position. The purchase price and purchase price allocation are summarized as follows:

Purchase price paid as:
Cash consideration	$500,000
Common stock issued	3,608,940

Total purchase price consideration	4,108,940
Allocated to:
Historical net book value of PSG at December 31, 2003	(486,593)

Cost in excess of net assets acquired	$4,595,533

  (d)
  To reflect the elimination of the shareholders' equity accounts of PSG of ($486,593) and the issuance of BIO-key common stock. To effect the merger, BIO-key issued 2,422,108 shares of BIO-key common stock with a fair value of approximately $3,608,940, based on the closing price of its common stock on March 30, 2004 of $1.49 per share.

  (e)
  Pursuant to the Merger Agreement, BIO-key agreed to pay off the remaining note payable balance of $400,000.

Note 3.

        The unaudited pro forma condensed consolidated statements of operations for the twelve months ended December 31, 2003 presented herein has been prepared as if the merger of BIO-key and PSG had been consummated as of January 1, 2003. Pro forma statement of operations adjustments for the twelve months ended December 31, 2003 have been made for the following:

  (a)
  To record a full year of amortization for the fair value of finite intangible assets acquired related to the PSG acquisition, as if the acquisition had been consummated as of January 1, 2003. Accordingly, additional amortization of $411,600 is included as a pro forma adjustment.

  (b)
  To eliminate interest expense recorded on the note payable that was paid off pursuant to the Merger Agreement, as if the acquisition had been consummated as of January 1, 2003. Accordingly, a reduction of interest expense of $50,244 is included as a pro forma adjustment.

QuickLinks

BIO-key International, Inc. INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
BIO-key International, Inc. and Subsidiary UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
BIO-key International, Inc. and Subsidiary UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
BIO-key International, Inc. and Subsidiary NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Year Ended December 31, 2003